Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

LEADS THE WAY

PRODUCING HEALTHY TASTE

FORT LAUDERDALE, FL, June 30, 2021 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced record results for its Fiscal Year ended May 1, 2021:

Fiscal Year 2021 (52 weeks) vs. Fiscal Year 2020 (53 weeks):

●	Net sales of $1.1 Billion were up 7.2%;

●	Gross profit was a record $421.6 million, a 13.9% increase from the prior year;

●	Operating income was $227.8 million or 21.2% of sales vs. $165.7 million or 16.6% of sales; and

●	Earnings per share was $1.87, a 34.0% increase from the prior year.

Balance Sheet Data at May 1, 2021

●	Cash was $193.6 million after the January 29 cash dividend payment of $279.9 million;

●	Working capital was $219.8 million with a current ratio of 2.5 to 1.

●

During the year, the Company shared its financial success with shareholders in the form of $279.9 million in cash dividends and the distribution of a one-for-one stock split in the form of a dividend – while maintaining a debt-free balance sheet.  All share information has been retroactively restated for the stock dividend.

-more-

National Beverage Corp.

“The uncertainty that has affected our business in pandemic conditions surely has not affected our management style, but has only heightened our innovativeness.  In fact, our social media and BrandED comments confirm that  . . . we taste more delicious with each new flavor we introduce.  What better confirmation could we wish for?” inquired a company spokesperson.

“LaCroix’s innovative new trio of products, Beach Plum™, Black Razzberry™ and Guava São Paulo™ deliver an impressive sensory experience to consumers from coast-to-coast.  Shipments commenced late in the fourth quarter and velocity is setting records greater than any previous flavor launch. Additionally, a fact one should understand is that LaCroix’s published tracked data excludes a growing number of significant expanding retailers as well as office, foodservice and vending venues.

Over the recent past, healthy products are in the news quite often with companies stating how their products stack up in the world of health. Nutrition is one of the most important issues of our time and is more impactful within the younger age group than previously thought. Large quantities of soda are consumed instead of water in much of the underdeveloped world, often depriving the young adult of a chance for a healthy life. National Beverage is modifying the behavior of youth in America . . . and more moms are giving their children LaCroix as affirmed by numerous photos shared on social media.

With the entire world focused on health, our primary objective is to create the best and healthiest refreshments ever produced,” the spokesperson concluded.

LaCroix . . . Beyond Taste!

National Beverage Corp.

National Beverage Corp.
Consolidated Results for the Fiscal Years Ended
May 1, 2021 and May 2, 2020

	(in thousands, except per share amounts)
	Fiscal Year Ended*
	May 1, 2021	May 2, 2020

Net Sales	$1,072,210	$1,000,394

Net Income	$174,146	$129,972

Earnings Per Common Share
Basic	$1.87	$1.39
Diluted	$1.86	$1.39

Avg. Common Shares Outstanding
Basic	93,280	93,256
Diluted	93,620	93,656

*Fiscal year 2021 consisted of 52 weeks; Fiscal year 2020 consisted of 53 weeks.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.